EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form S-3
(Form Type)

FLORA GROWTH CORP.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares(3)	457(c)	2,135,199	$1.60	$3,416,319	$0.0001476	$505
Fees Previously Paid	--	--	--	--	--	--	--	--
	Total Offering Amounts				--	$3,416,319	--	$505
	Total Fees Previously Paid				--	--	--	--
	Total Fee Offsets				--	--	--	--
	Net Fee Due				--	--	--	$505

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such indeterminate number of additional Common Shares as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low sales price of the Common Shares as reported on the Nasdaq Capital Market on April 19, 2024.

(3) Represents 2,135,199 Common Shares held by the Selling Securityholders named in the Registration Statement